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                                                            October 9, 1997

Chase Manhattan Bank USA, National Association
802 Delaware Avenue
Wilmington, Delaware 19801

The Chase Manhattan Bank
270 Park Avenue
New York, New York 10001

Ladies and Gentlemen:

               We have acted as counsel to Chase Manhattan Bank USA, National Association, a national banking association, and The Chase Manhattan Bank, a New York banking corporation (collectively, the "Registrants"), in connection with their filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement"), registering (i) $41,800,000 aggregate principal amount of Class A-1 Asset Backed Notes (the " Class A-1 Notes") to be issued by Chase Manhattan Marine Owner Trust 1997-A (the "Trust"), a Delaware business trust initially formed pursuant to a Trust Agreement dated as of July 17, 1997 among the Registrants and Wilmington Trust Company, as the owner trustee (the "Owner Trustee"), to be amended and restated by an Amended and Restated Trust Agreement to be dated as of October 1, 1997 among the Registrants and the Owner Trustee, substantially in the form filed as Exhibit 4.3(B) to the Registration Statement (the "Trust Agreement"), (ii) $55,600,000 aggregate principal amount of Class A-2 Asset Backed Notes (the "Class A-2 Notes"), (iii) $50,600,000 aggregate principal amount of Class A-3 Asset Backed Notes (the "Class A-3 Notes"), (iv) $37,300,000 aggregate principal amount of Class A-4 Asset Backed Notes (the "Class A-4 Notes"), (v) $29,300,000 aggregate principal amount of Class A-5 Asset Backed Notes (the "Class A-5 Notes"), (vi) $27,700,000_ aggregate principal amount of Class A-6 Asset Backed Notes (the "Class A-6 Notes"), (vii) $10,650,000 aggregate principal amount of Class B Asset Backed Notes (the "Class B Notes") and (viii) $17,312,029.25 aggregate principal amount of Class C Asset Backed Notes (the "Class C Notes"; and together with the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes, the Class A-5 Notes, Class A-6 Notes and the Class B Notes, the "Notes"), to be issued


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Chase Manhattan Bank USA,
  National Association                 -2-                      October 9, 1997
The Chase Manhattan Bank





pursuant to an Indenture to be dated as of October 1, 1997 between the Trust and Norwest Bank Minnesota, National Association, as indenture trustee, substantially in the form filed as Exhibit 4.2 to the Registration Statement (the "Indenture"). The Class A Notes will be sold pursuant to the terms of the Class A Underwriting Agreement, among the Registrants and the underwriters named in Schedule I thereto, substantially in the form filed as Exhibit 1.1(A) to the Registration Statement (the "Class A Underwriting Agreement"). The Class B Notes and the Class C Notes will be sold pursuant to the terms of the Class B and Class C Underwriting Agreement, among the Registrants and Chase Securities Inc., substantially in the form filed as Exhibit 1.1(B) to the Registration Statement (the " Class B and Class C Underwriting Agreement;" and together with the
Class A Underwriting Agreement, the "Underwriting Agreements").

               In that connection, we have examined the Trust Agreement, the Indenture, the Class A Underwriting Agreement and the Class B and Class C Underwriting Agreement. In addition, we have examined and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Registrants, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

               In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

               Based upon the foregoing, we are of the opinion that when the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, the issuance and terms of the Notes have been duly authorized by the Registrants, when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture, and when the Notes have been delivered and sold in accordance with the provisions of the Note Underwriting Agreements as contemplated by the Registration Statement, upon payment of the consideration therefor provided for therein, the Notes will constitute valid and legally binding obligations of the Trust, enforceable against the Trust in accordance with their terms.

               Our opinions are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting


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Chase Manhattan Bank USA,

  National Association                -3-                       October 9, 1997
The Chase Manhattan Bank


creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

               We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Federal law of the United States.

               We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus and to the use of this opinion for filing with the Registration Statement as Exhibit 5.1 thereto.

                                                 Very truly yours,

                                                 /s/ Simpson Thacher & Bartlett

                                                 SIMPSON THACHER & BARTLETT